EXHIBIT 99.1

PRESS RELEASE
12200 NW Ambassador Dr. • Kansas City, MO 64163 816.270.4700 • info@wirecoworldgroup.com

WireCo WorldGroup Completes Royal Lankhorst Euronete Acquisition

KANSAS CITY, Missouri – July 13, 2012 – WireCo WorldGroup Inc. (WireCo), global leader in producing and marketing of wire rope, electromechanical cable and a major producer of wire products announced today that it has completed the acquisition of  Koninklijke (Royal) Lankhorst Euronete Group B.V. (“Lankhorst/Euronete”).

Lankhorst/Euronete holds a leading position in international markets for synthetic ropes, industrial yarns, netting, yachting products and recycled plastic products.  In particular, its market position supporting the maritime, fishing and offshore markets provides a strategic fit with existing WireCo product lines.  Following the purchase of Phillystran in 2009 and Oliveira in 2010, this acquisition completes the execution of WireCo’s strategy to establish itself as a major market presence in the global synthetics marketplace.

Headquartered in the Netherlands, Lankhorst/Euronete employs over 1,300 people worldwide and operates manufacturing facilities in Portugal, Brazil and the Netherlands.  Under the leadership of Jose Gramaxo, Lankhorst/Euronete has focused on building key businesses through innovation and targeted marketing efforts.  As a combined organization, WireCo will now have industry leading capabilities in the engineering, design, and production of steel wire ropes and synthetic ropes.  More information on Lankhorst/Euronete can be found at www.lankhorsteuronete.com.

WireCo CEO Ira Glazer commented, “We invested in this acquisition for two key reasons: it places WireCo as a market leader in synthetic ropes matching our position in value-added steel wire ropes and it provides WireCo with the most advanced products and technical expertise globally in synthetics.  In addition, this acquisition continues to diversify our business mix by product, geography and end market.  We are excited about the possibilities this combination of talent and products can deliver to the market.”

Glazer also announced that Gramaxo will join the executive team of WireCo WorldGroup as Senior Vice President of Global Synthetics with responsibility for marketing and operations of WireCo’s global synthetics businesses including Phillystran and Oliveira.  Gramaxo stated, “By joining forces with WireCo, we have formed a dynamic combination of products and technical expertise that will provide market synergies for all the premium brands offered by the company.  We are excited to join a world class organization like WireCo at this time and believe that we can create many opportunities by working together.”

Other recent WireCo acquisitions include Drumet in 2011, CASAR in 2007 and Aceros Camesa in 2005.

Glazer believes all WireCo employees will benefit from the acquisition, adding “We have a track record of investing in what we buy. We will incorporate Lankhorst/Euronete into our global operations, which will create opportunities for all our employees to grow, including our new Lankhorst/Euronete colleagues.”

WireCo is owned by investment funds managed by Paine and Partners, LLC, a private equity firm with offices in New York, Chicago and San Francisco.

About WireCo WorldGroup

WireCo® WorldGroup’s products are recognized throughout the world and used in a wide range of market applications including oil and gas exploration, surface and underground mining, construction, and specialty lifting and suspension applications. WireCo® WorldGroup employs approximately 4,500 people and is headquartered in Kansas City, Missouri, with manufacturing plants, distribution facilities and sales offices in the U.S., Mexico, Germany, Portugal, Poland, South America, Africa, and Asia. WireCo® WorldGroup markets the brands of Union®, MacWhyte®, Casar®, Camesa®, Oliveira®, Wireline Works, Phillystran®, Drumet® and US Reel™ and is the only major wire rope manufacturer in the world to be API certified, Lloyd’s Registered, QPL Qualified, AS9100 certified and ISO-9001 registered. For more information, visit www.wirecoworldgroup.com.

Paine & Partners, LLC

Paine & Partners provides equity capital for management buyouts, going private transactions, and company expansion and growth programs.  Paine & Partners engages exclusively in friendly transactions developed in cooperation with a company’s management, board of directors, and shareholders. For more information, visit painepartners.com.

Safe Harbor

Some of the statements in this release may constitute forward-looking statements.  Such statements are based on management’s current expectations and projections about future events that could be affected by numerous factors and are, therefore, subject to various risks and uncertainties that may cause actual results, outcomes of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements.  Readers are strongly encouraged to consider the following factors when evaluating any forward-looking statements concerning the Company: the general political, economic and competitive conditions in markets and countries where we have operations, including, inflation or deflation and changes in tax rates; foreign currency exchange fluctuations; our failure to meet quality standards; our ability to successfully execute and integrate acquisitions; changes in our operating strategy or development plans; our ability to attract, hire and retain qualified personnel, including our ability to maintain our highly skilled executives, sales and engineering staff; changes in the availability or cost of raw materials, energy and labor; our ability to develop and maintain competitive advantages; risks associated with our manufacturing activities; labor disturbances, including any resulting from the suspension or termination of our collective bargaining agreements; the impact of environmental and safety issues and changes in environmental and safety laws and regulations; changes in the cost and availability of transportation; our reliance on distributors; additional tax liabilities we may incur; the impact of trade regulations; availability of credit, both to us and our customers; the competitive environment in the wire rope, synthetic rope, electromechanical cable and specialty wire industries, both in the U.S. and abroad; the substantial doubt of the China joint venture’s ability to continue operating; our significant indebtedness; interest rate fluctuations and changes in capital market conditions; our ability to implement and maintain sufficient internal controls; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s subsequent filings with the SEC.  The Company assumes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.  In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable law.

Contact:
David Hornaday
WireCo® WorldGroup
Senior Vice President – Chief Administrative Officer
816-270-4710